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                                                                    Exhibit 10.1

WHEN RECORDED RETURN TO:
Michael J. Green
Regency West 5
4500 Westown Parkway, Suite 277
West Des Moines, Iowa  50266

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PREPARER
INFORMATION Michael J. Green    4500 Westown Pkwy., Ste. 277 West Des Moines, IA   (515) 242-2431
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            Individual's Name      Street Address             City                     Phone
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________________________________________________________________________________
                                           SPACE ABOVE THIS LINE FOR RECORDER

                          REAL ESTATE OPTION AGREEMENT

     THIS AGREEMENT is made this 7th day of February, 2005, by and between Duane
V. Lott, (hereinafter referred to as "Optionor") and Advanced BioEnergy, LLC, a Delaware limited liability company (hereinafter referred to as "Optionee").

                              W I T N E S S E T H:

     WHEREAS, Optionor is the owner of real estate described in full at paragraph 1 below and is desirous of securing a future purchaser of said real property under defined terms; and

     WHEREAS, Optionee desires to acquire said property from Optionor in accordance with the terms and conditions set forth hereafter.

     IN CONSIDERATION of the covenants and promises contained hereafter, it is agreed:

     1. PREMISES: That Optionor hereby grants to Optionee the exclusive option to purchase real property, together with all improvements thereon, if any, in Fillmore County, Nebraska, more specifically described as follows:

          North half of the Northwest quarter of Section 25-8-3, approximately 87 acres, Fillmore County, Nebraska.

     2. OPTION CONSIDERATION: As consideration for the option grant provided in paragraph 1 above, Optionee agrees to pay to Optionor at the time of the execution of this Option Agreement the sum of $5,000.00. The parties agree that there is valid and sufficient consideration for this Agreement based on this sum, the mutual obligations herein contained and other good and valuable consideration. In addition, Optionor agrees not to enter into any other Purchase, Lease or Agreement of any kind with any

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          other party relating to the subject property while this Option
          Agreement is in place.

     3. TERM: This option shall commence on the date of the execution of this Option Agreement and continue to the 1st day of August, 2006, at 12:00 midnight at which time it expires and is null and void if not exercised.

     4. PURCHASE TERMS: Pursuant to the terms of this option, Optionor agrees to sell and Optionee agrees to purchase the above-described real property with improvements thereon under the following terms and conditions:

          a.   PURCHASE PRICE: The purchase price shall be: $478,500.00.

               The Optionee agrees to pay in cash at closing the relevant amount as set forth above. Optionee shall be credited against said purchase price with the full amount paid in cash as the option consideration hereunder.

          b. ABSTRACT: Optionor shall promptly after receipt of notice of exercise of option provide a title commitment showing title to be marketable in accordance with this Agreement, the land title laws of the State of Nebraska and the Nebraska Title Standards of the Nebraska State Bar Association. If closing is delayed due to Optionor's inability to provide marketable title, then Optionee may rescind this Agreement after giving 14 days written notice to the other party and the broker if any. Cost of title insurance split one-half to the Optionor and one-half to the Optionee.

          c. WARRANTY DEED: At closing, upon receipt of the full purchase price set forth above, Optionor shall execute and deliver to Optionee an appropriate Warranty Deed, Declaration of Value and Hazard Statement for recording by Optionee.

          d. TAXES: Optionor shall pay all real estate taxes prorated to the date of closing. If the amount of any such tax to be prorated cannot be ascertained, proration shall be computed on the amount for the preceding year.

          e. SPECIAL ASSESSMENTS: The Optionor shall pay all special assessments which are a lien and due and payable on said property and can be paid as of the date of closing.

          f. EMINENT DOMAIN: In the event the property or any part thereof is taken or threatened to be taken pursuant to eminent domain after the notice of exercise of the above option, but prior to closing, the Optionee shall have the right at its election to cancel and terminate this agreement or to complete the purchase as set forth above with the Optionee being entitled to receive all condemnations proceeding against the real property.

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          g.   CLOSING: Closing shall be held on a date agreeable to the parties not later than 90 days from the date of the notice of demand to close.

          h. DEFAULT: In the event Optionor has fulfilled all of its obligations hereunder and all conditions precedent and concurrent to closing for which it is responsible and Optionee fails to fulfill its obligations hereunder and continues to fail and refuses to fulfill its obligations hereunder for more than 30 days after receipt of written notice of such default from Optionor may either: 1) terminate this Agreement in which event it shall be entitled to retain the option money deposits and any other monies paid hereunder and such termination and retainage shall be the sole remedy and damages available to the Optionee; or 2) pursue any legal and/or equitable remedy available to it. In the event Optionee fulfills all of its obligations hereunder and meets all conditions precedent and concurrent to closing for which it is responsible and Optionor is unable, fails or refuses to meet its obligations hereunder for more than 30 days after receipt of written notice of such default, Optionee may either:
               1) terminate this Agreement in which event it shall be entitled to receive refund of all of its option money deposits and any other monies paid hereunder and such termination and refund shall be the sole remedy and damages available to the Optionee; or 2) pursue any legal and/or equitable remedy available to it.

          i. PERSONAL PROPERTY: Optionor understands and agrees that Optionee shall have the right under the Purchase Agreement to retain the well, pump, engine, gearbox, water rights and any other equipment necessary to get water out of the ground on the subject property. Optionee further agrees that Optionor shall have the right to retain the pivot located on the property and shall have a reasonable time period for removal of the same at Optionor's expense.

          j. CROP DAMAGE: In the event that Optionee's due diligence and/or closing and conveyance of the Property to Optionee shall occur after Optionor plants crops, but before harvest of those crops, the parties hereto mutually agree that Optionor shall have the right, upon notice to the Optionee and at the Optionee's convenience, to harvest any crops not destroyed by the Optionee in the process of its due diligence and/or its constructing of the ethanol plant and related improvements thereto. The Optionee shall have no duty to preserve any of such crops, and the Optionor accepts as liquidated damages (in lieu of any and all other damages) an amount equal to 120% of the University of Nebraska estimated per acre crop input cost for Fillmore County, Nebraska for the applicable crop year multiplied by the number of acres, or fractional acres, of crop destroyed on the Property by the Optionee prior to the harvest of such crop acres by the Optionor. The number of such acres destroyed shall be measured by a third-party as the parties hereto may mutually identify.

     5. RECORDING OF OPTION: The parties hereto agree that this Option Agreement shall be recorded.

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     6.   INSPECTION RIGHTS: Optionee shall, during the term of this Option
          Agreement, have the unrestricted rights to enter upon the subject property for purposes of performing any and all due diligence necessary to Optionee's determination to purchase the subject property including, but not limited to, the taking of soil samples. Optionee understands and agrees that during the term of this Option Agreement Optionor shall have the full and unrestricted right to plant irrigated corn on the subject property. Should Optionee, as a part of its inspection, damage any of the growing crop on the subject property, Optionee shall be responsible for the payment of the fair market value thereof to Optionor.

     7. NOTICES: Any notice, demand or other document which either party is required or may desire to give or deliver to or make upon the other party shall be given in writing and served either personally or given by prepaid United States certified mail, return receipt requested, and addressed to the following addresses:

          If to Optionor:          Duane V. Lott
                                   1020 Road C
                                   Fairmont, Nebraska 68354

          If to Optionee:          Advanced BioEnergy, LLC
                                   c/o Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
                                   Attn:  William E. Hanigan
                                   666 Grand Avenue, Suite 2000
                                   Des Moines, Iowa 50309-2510

          Either party hereto may designate a different address for itself, or additional persons to whom copies thereof are to be sent, by notice similarly given.

     8. REAL ESTATE BROKERS: The parties hereto represent that, absent specific disclosure in writing, no real estate brokers have been employed, utilized or relied upon by either party as a result of the grant of this option or the real estate sale contemplated therein.

     9. TIME: Time is of the essence as to the performance of all of the terms and conditions of this Agreement.

     10. ATTORNEY FEES: Any action required of the Optionor hereunder to enforce its rights to this Agreement shall entitle the Optionor to the recovery of its reasonable attorney fees, costs and expenses incurred and necessary to the enforcement of said rights.

     11. GENERAL: This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Nebraska. This

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          Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors and assigns. The captions and titles herein are for reference only and are not to be considered a part of this Agreement or in the interpretation hereof. This Agreement shall not be valid until signed by both parties. The phrase "execution and delivery hereof," as used above, shall be the date the last party hereto signs this Agreement and serves it upon the other party in the same manner as set forth for notices. Time is of the essence.

     IN WITNESS WHEREOF, said parties hereto subscribe their names.

OPTIONOR:                                     OPTIONEE:

DUANE V. LOTT                                 ADVANCED BIOENERGY, LLC

      /s/ Duane V. Lott                       By    /s/ Revis L. Stephenson
------------------------------------            --------------------------------
Duane V. Lott                                       Member
                                                --------------------------------

STATE OF Nebraska                )
                                 )SS:
COUNTY OF Fillmore               )

     On this 7th day of February, 2005, before me, the undersigned, a Notary Public in and for the State of Nebraska, personally appeared Duane V. Lott to me know to be the identical person named in and who executed the within and foregoing instrument and acknowledged that he executed the same as his voluntary act and deed.

[notary seal]                          /s/ Tammi J. Naber
                                      ------------------------------------------
                                      Notary Public in and for the State of NE

STATE OF _____________________ )
                               )SS:
COUNTY OF_____________________ )


     On this 22 day of February, 2005, before me, the undersigned, a Notary Public in and for the State of MN, personally appeared R. Stephenson to me personally known, who being by me duly sworn, did say that he is the Member of Advanced BioEnergy, LLC, a limited liability company, executing the within and foregoing instrument; that no seal has been procured by the said limited liability company; that said instrument was signed on behalf of the limited liability company by authority of its members; and that Revis Stephenson, as Member, acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the limited liability company, by it and by him voluntarily executed.

[notary seal]                                 /s/Marie DeVoe White
                                      ------------------------------------------
                                      Notary Public in and for the State of MN

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